BIOTIME, INC.
1301 Harbor Bay Parkway, Suite 100
Alameda, California 94502
(510) 521-3390

August 3, 2010

Mr. Jim B. Rosenberg
Senior Assistant Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:          BioTime, Inc.
Form 10-K for the Fiscal Year Ended December 31, 2009
Definitive Proxy Statement Filed April 30, 2010
File No. 001-12830

Dear Mr. Rosenberg:

This letter is provided pursuant to your comment letter dated July 27, 2010 concerning the above-referenced Form 10-K and Proxy Statement.  BioTime acknowledges that:

•	the company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing;

•	the company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

s/Robert W. Peabody
Senior Vice President,
Chief Operating Officer and
Chief Financial Officer